Exhibit 99.2

Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl

Operator:

Good afternoon and welcome to Diodes Incorporated’s third quarter 2014 financial results conference call.  At this time, all participants are in a listen only mode.  At the conclusion of today’s conference call, instructions will be given for the question and answer session.  If anyone needs assistance at any time during the conference call, please press the star key followed by the zero on your touchtone phone.

As a reminder, this conference call is being recorded today, Thursday, November 6, 2014.  I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations.  Leanne, please go ahead.

Introduction:  Leanne Sievers, EVP of Shelton Group

Good afternoon and welcome to Diodes’ third quarter 2014 financial results conference call.  I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.

With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu, who is calling in from Taiwan; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, November 6, 2014.  Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP to non-GAAP items, which provide additional details.  Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income attributable to common stockholders” as “GAAP net income.”

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.

And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Dr. Keh-Shew Lu, President and CEO

Thank you, Leanne. Welcome everyone, and thank you for joining us today.

Diodes achieved another quarter of solid financial results, highlighted by record revenue and record gross profit. Growth was driven by continued strength in the consumer, communications and computing markets in Asia.  Additionally, ongoing improvement in product mix and our assembly/test capacity utilization contributed to gross margin reaching 32 percent for the first time since the second quarter of 2011. Earnings per share also reached the highest level in three years, demonstrating the Company’s strong operating performance.

As we look to the fourth quarter, we expect revenue to decline due to normal seasonality, and gross margin is expected to be down slightly. The continued benefits from our cost reductions combined with further improvements in product mix are anticipated to largely offset the lower capacity utilization at our Shanghai wafer fabs, causing gross margin to come in just under the current quarter’s level.

With that, I will now turn the call over to Rick to discuss our third quarter financial results as well as fourth quarter guidance in more detail.

Rick White, CFO

Thanks, Dr. Lu, and good afternoon everyone.

Revenue for the third quarter of 2014 was a record $233.8 million, an increase of 4.7 percent from the $223.2 million in the second quarter of 2014, and an increase of 4.1 percent from the $224.5 million in the third quarter of 2013. The increase in revenue was due to growth across the consumer, communications and computing end markets.

Gross profit for the third quarter also reached a record at $74.7 million, or 32.0 percent of revenue, compared to $70.3 million, or 31.5 percent of revenue in the second quarter of 2014, and compared to $69.6 million, or 31.0 percent of revenue in the third quarter of 2013.  The increase in gross profit margin was primarily due to continued improvements in product mix and assembly/test capacity utilization.

GAAP operating expenses for the third quarter were $49.7 million, or 21.3 percent of revenue, compared to $47.2 million, or 21.1 percent of revenue, in the second quarter of 2014 and $49.3 million, or 22.0 percent of revenue, in the third quarter of 2013.  Third quarter operating expenses as a percent of revenue were back to pre-BCD acquisition levels, when considering the second quarter of 2014 benefitted from a $1.2 million gain, or 0.5 percent of revenue.

Looking specifically at Selling, General and Administrative expenses, SG&A was approximately $33.9 million for the third quarter, or 14.5 percent of revenue, compared to $33.3 million, or 14.9 percent of revenue, in the second quarter and $33.8 million, or 15.1 percent of revenue, in the third quarter of 2013.

Investment in Research and Development for the third quarter was approximately $13.9 million, or 5.9 percent of revenue, compared to $12.8 million, or 5.7 percent of revenue last quarter and $13.6 million, or 6.1 percent of revenue, in the third quarter of 2013.

SG&A plus R&D combined equaled 20.4 percent of revenue which was down 20 basis points from 20.6 percent last quarter and 70 basis points from 21.1 percent in the third quarter of 2013.

Total Other Income amounted to $1.3 million for the quarter. We had approximately $2.1 million of other income and currency gains, approximately $325,000 of interest income and approximately $1.1 million of interest expense.

Income Before Taxes and Noncontrolling Interest in the third quarter of 2014 amounted to $26.3 million, compared to the income of $23.5 million in the second quarter of 2014, and $17.5 million in the third quarter of 2013.

Turning to income taxes, our effective income tax rate for the third quarter was approximately 23 percent, which was within our guidance of 22 percent, plus or minus 3 percent.

GAAP net income for the third quarter of 2014 was $19.4 million, or $0.40 (40 cents) per diluted share, compared to $17.4 million, or $0.36 (36 cents) per diluted share in the second quarter of 2014, and compared to $13.6 million, or $0.28 (28 cents) per diluted share in the third quarter of 2013. The share count used to compute GAAP diluted EPS for the third quarter of 2014 was 48.7 million shares.

Third quarter non-GAAP adjusted net income was $21.2 million, or $0.43 (43 cents) per diluted share, which excluded, net of tax, $1.6 million of non-cash acquisition related intangible asset amortization costs and approximately $180,000 of retention costs associated with the BCD acquisition.  This compares to non-GAAP adjusted net income of $18.2 million, or $0.38 (38 cents) per diluted share, in the second quarter of 2014 and $15.8 million, or $0.33 (33 cents) per diluted share, in the third quarter of 2013.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details.  Included in the third quarter of 2014 GAAP and non-GAAP adjusted net income was approximately $2.4 million, net of tax, non-cash share-based compensation expense. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 (5 cents) per diluted share in the third quarter.

Cash flow generated from operations for the third quarter of 2014 was $27.3 million.

Free cash flow for the third quarter of 2014 was $13.8 million, which included $13.5 million of capital expenditures, and

Net cash flow for the third quarter was a positive $1.4 million, which includes the pay-down of approximately $15.2 million of our long-term debt.

Turning to the balance sheet, at the end of the third quarter, we had approximately $237 million in cash and cash equivalents and $14 million in short-term cash investments. Working capital was approximately $527 million.

At the end of the third quarter, inventory increased by $6 million to approximately $189 million, compared to approximately $183 million at the end of the second quarter of 2014.  Inventory in the quarter reflects a $3 million increase in finished goods and a $4 million increase in raw materials, which were partially offset by an $800,000 decrease in work-in-process.  Inventory days were 108 in the third quarter, compared to 107 days last quarter.

At the end of the third quarter, Accounts receivable was approximately $194 million, up about $6 million from the second quarter.  A/R days were 75, compared to 74 last quarter.

Our long term debt totaled approximately $147.5 million, down $15.2 million from the second quarter.

Third quarter Capital expenditures were $16.7 million, or 7.2 percent of revenue, which was at the mid-point of our reduced CapEx spending target range of 5 to 9 percent of revenue. For the nine months of 2014, we are at approximately 6.4 percent of revenue.

Depreciation and amortization expense for the third quarter was $18.9 million.

Now, turning to our Outlook…

For the fourth quarter of 2014, we expect revenue to range between $217 million to $231 million, or down 7 to 1 percent sequentially. We expect gross margin to be 31.6 percent, plus or minus 2 percent. Operating expenses are expected to be approximately 22.2 percent of revenue, plus or minus 1 percent. We expect our income tax rate to be 25 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 49.0 million.

With that said, I will now turn the call over to Mark King.

Mark King, Senior VP of Sales and Marketing

Thank you, Rick, and good afternoon.

As Dr. Lu and Rick mentioned, revenue reached a record and was up 5 percent quarter over quarter driven primarily by strength in consumer, computing and communications in Asia. OEM sales were up 6 percent and distributor POS increased by 10 percent in the quarter. Distributor POP was up 3.6 percent and global distributor inventory remained in line.

In terms of our end markets, consumer represented 34 percent of revenue, communications 22, computing 21, industrial 19 percent, and automotive was 4 percent.

Turning to Global Sales, Asia represented 79 percent of revenue, Europe 11 percent and North America 10 percent.

Customer activity level remained strong in all regions and product lines, with a growing number of design wins across our end markets.  We continue to have solid pipeline of new products and design wins to drive long-term growth. On the product side, it was a record quarter for our discrete product group, driven by record sales of MOSFETs, protection devices, SBR and bi-polar transistors. On our analog side, we also saw record quarters for load switches, LED drivers, DC-DC and audio products.

In terms of product introductions, we released 64 new discrete products across 13 product families. We continued to expand our broad–based product offering to meet the needs of a wide range of market segments and customer applications. Once again, Diodes launched a number of new innovative products aimed at enabling improved energy efficiency in portable devices, such as smartphones, tablets and wearable devices as well as chargers, adapters and power supplies.  In addition, we further capitalized on our recent growth in the automotive market with product launches, design wins and sales momentum with products specifically qualified for the automotive segment.

Looking more closely at the portable device market, our rapidly expanding TVS portfolio was further enhanced by industry-leading battery protection products aimed at major suppliers of portable, handheld and wearable electronics. Diodes also delivered first samples of its ultra-high speed data line protectors to a leading portable device manufacturer to meet the needs of their future product roadmap. A new MOSFET for smartphones and tablets also set an industry benchmark, featuring the lowest Rds(on) within a sub 1.5 by 1.5mm footprint. Also in the MOSFET portfolio, we added a small DFN dual MOSFET, which was optimized for wireless charging applications.

Now looking at the automotive market, Diodes continued to expand its content with automotive customers.   During the quarter, our automotive MOSFET’s saw strong design–in activity and several important TVS design-ins began ramping to volume production, contributing to strong sales momentum. Also in Q3, we began sampling our first MOSFET devices using a new split gate process that is aimed at high-volume automotive applications.

Finally in the industrial market, Diodes continued to capitalize on its strong capabilities in efficient power management and introduced 50v and 60v MOSFETs with the industry’s lowest Rds(on) for industrial power supply applications. For high reliability power supply systems in servers, we also introduced the latest in a family of OR’ing controllers providing outstanding energy efficiency for this demanding applications. For renewable energy, we launched an SBR diode for a key solar panel customer in a ruggedized DFN package with ultra-high reliability to maximize panel utilization and solar yield.

Turning to analog, we had a 56 new analog product releases across 6 product lines during the quarter.

In support of our LED lighting strategy, we released several new products including a triac dimmable LED driver, which optimizes the design of LED lamps by offering a full dimming range of one to 100 percent and also offers a 30 percent reduction in bill of materials cost.    This device received early market acceptance with several new socket awards for retrofit PAR16 and A40 LED driver opportunities. We also released a backlighting boost controller, that is well suited for backlighting applications in TV and monitor applications.

In terms of analog design wins, we continue to target large-scale consumer products, such as flat panel TVs and set-top boxes. In fact, we were awarded more than 10 significant design wins across several of the market-leading LED television platforms for our products including low dropout regulators, voltage supervisors, load switches, and audio amplifiers.  Design win activity was also strong for our class-D audio amplifiers, with 15 key new wins in consumer products including televisions, tablets, and wireless speakers.

In the communications market, we saw significant design win activity across a number of product lines including multiple Hall sensors, USB power switches, reset supervisors, LDO wins for smartphones, a load switch opportunity for a video phone, and a DC-DC converter for a new router application.

Also during the quarter, we continued to expand our logic product offering with the release of a family of octal CMOS logic functions in space-savings QFN and TSSOP packaging.  These devices are well suited for data-line communications applications.

In summary, Diodes once again had a solid quarter, achieving record revenue and gross profit. We continued to expand our content with customers and secured major design wins in portable, consumer, computing, automotive and industrial applications. In addition, we further executed on our new product initiatives and launched innovative new products and technologies to further establish our leading position across our target markets.

With that, I’ll open the floor to questions - Operator?

Upon Completion of the Q&A…

Dr. Lu:  Thank you for your participation today. Operator, you may now disconnect.